EXHIBIT 2.1


                           PURCHASE AND SALE AGREEMENT

                             AND ESCROW INSTRUCTIONS

                  THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS ("Agreement") is dated for reference purposes as of March 3, 1998, by and between PACIFIC RESOURCES DEVELOPMENT INC., a California corporation ("Seller") and OCWEN CAPITAL CORPORATION, a Florida corporation ("Buyer"), with reference to the following facts:

                  A. Seller is the owner of the Property, as hereinafter defined.

                  B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Property, all on the terms and conditions set forth herein.

                  NOW, THEREFORE, IN CONSIDERATION of the foregoing and the mutual agreements herein set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer, and where appropriate Escrow Holder, agree as follows. The "Effective Date" of this Agreement shall be deemed to be the later of the two dates on which the parties execute this Agreement as set forth by their respective signatures.

                                    ARTICLE I

                                    PROPERTY

                  Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, all of Seller's right, title and interest in and to the following:

                  1.1 LAND. That certain real property (the "Land") situated in San Francisco, California, more particularly described in EXHIBIT A hereto, all of which shall be conveyed to Buyer pursuant to a deed in the form of EXHIBIT B hereto (the "Deed");

                  1.2 APPURTENANCES. All rights, privileges and easements appurtenant to and for the benefit of the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land and any other easements, rights-of-way or appurtenances owned by Seller and used in connection with the beneficial operation, use and enjoyment of the Land, the Leases (as hereinafter defined), the Rents (as hereinafter defined), the Improvements (as hereinafter defined), the Intangible Property (as hereinafter defined), or any other appurtenance, together with all rights of Seller in and to streets, sidewalks, alleys, driveways, parking areas and areas adjacent thereto or used in connection therewith, and all rights of Seller in any land lying in the bed of any existing or proposed street adjacent to the Land (all of which are collectively referred to as the "Appurtenances");

                  1.3 IMPROVEMENTS. All improvements and fixtures located or to be located on the Land, including, without limitation, all buildings and structures presently located on the Land or to be located thereon on the Closing Date (as hereinafter defined), all apparatus,


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equipment and appliances presently located on the Land and used in connection with the operation or occupancy thereof, such as heating and air conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, garbage disposal, recreation or other services thereto, and all landscaping and leasehold improvements of tenants, if any, which become the property of the owner of the Land (all of which are collectively referred to as the "Improvements");

                  1.4 LEASES AND RENTS. All leases, occupancy agreements and other similar agreements to which Seller is a party or by which it is bound, together with all modifications, extensions and renewals thereof, and any guarantees of any of the foregoing with respect to or demising any part of the Land, Appurtenances or Improvements (the "Leases"), all income, receipts, funds and revenues of any kind whatsoever payable under the Leases or otherwise with respect to all or any portion of the Land, Appurtenances or Improvements for period commencing from and after the Closing Date (the "Rents"), all of which Leases and Rents shall be transferred and assigned to Buyer pursuant to an instrument in the form of EXHIBIT C hereto (the "Assignment and Assumption of Leases and Rents");

                  1.5 PERSONAL PROPERTY. All of the interest of Seller in any and all tangible personal property located or to be located on, or situated or to be situated in and used in connection with, the Land and/or the Improvements except for certain items listed in EXHIBIT D hereto, which include only those items located in Seller's offices which are not used in the operation of the Property ("Personal Property"); all of the Personal Property shall be transferred and assigned to Buyer pursuant to an instrument in the form of EXHIBIT E hereto (the "Bill of Sale");

                  1.6 INTANGIBLE PROPERTY AND CONTRACTS. All of the interest of Seller in (i) any and all intangible personal property which relates to or is reasonably required for the identification, marketing, operation or functioning of the Land, Improvements or Personal Property generally, including any names or trade names associated with the Property (all of which are collectively referred to as the "Intangible Property") and (ii) any and all warranties, guarantees, permits, Assigned Contracts and other rights owned by Seller relating to the ownership, operation or functioning of all or any part of the Property, including without limitation all third party guarantees and warranties, express or implied, in connection with the construction of the Improvements, all of which shall be assigned to Buyer pursuant to one or more (as determined by Buyer) instruments in the form of EXHIBIT F hereto (the "Assignment and Assumption of Contracts, Intangible Property, Warranties and Guarantees").

                  All of the items described in Sections 1.1, 1.2, 1.3, 1.4, 1.5 and 1.6 above are hereinafter collectively referred to as the "Property." The items described in Sections 1.1, 1.2, and 1.3 above are hereinafter referred to collectively as the "Real Property."

                                   ARTICLE II

                      PURCHASE PRICE; EARNEST MONEY DEPOSIT

                  2.1 PURCHASE PRICE. The purchase price for the Property (the "Purchase Price") shall be One Hundred Million One Hundred Fifty Thousand Dollars ($100,150,000.00). The Purchase Price shall be allocated among Land, Improvements and Personal Property as Buyer shall reasonably determine.

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                  2.2      PAYMENT OF PURCHASE PRICE. The Purchase Price shall
be paid by Buyer into the escrow for this Agreement ("Escrow") to be maintained by Chicago Title Insurance Company ("Escrow Holder") at the Closing (as hereinafter defined) by wire transfer of immediately available funds in accordance with wiring instructions to be provided by Escrow Holder; provided, however, that Buyer shall adjust the funds to be wired pursuant to this Section
2.2 for the following: (i) the amount of credits due to Buyer, or debits due from Buyer (as the case may be) for prorations and other credits and debits hereunder, and (ii) the amount of the Earnest Money Deposit (as hereinafter defined) plus earnings thereon, to be released to Seller as part of the Purchase Price. At the option of Seller, such option to be exercised not later than ten
(10) days prior to the Scheduled Closing Date ("Equity Election Date"), Seller may elect to receive not more than twenty-five percent (25%) of the Purchase Price in the form of operating partnership units of Ocwen Partnership, L.P. (the "Partnership"). The number of units to be received by the Seller at the Closing shall be calculated in accordance with the terms of that certain Amended and Restated Agreement of Limited Partnership of Ocwen Partnership, L.P. (the "Partnership Agreement"). Upon written request by Seller, Buyer shall deliver a copy of the Partnership Agreement and any related documentation not later than one (1) week prior to the Equity Election Date. Seller agrees to execute and deliver or otherwise provide, as required or reasonably requested by Buyer, any and all documentation and instruments necessary in Buyer's or the Partnership's discretion to effect its admission to the Partnership as a limited partner in accordance with the terms of the Partnership Agreement and any applicable law, including without limitation any applicable state and federal securities laws. In the event of such election by Seller, Seller agrees to abide by the terms and provisions of the Partnership Agreement upon Seller's admission as a limited partner. Seller shall not, prior to Closing, assign this right to receive the interest in the Partnership without the prior written consent of the Partnership, which consent may be withheld in the sole discretion of the Partnership.

                  2.3 EARNEST MONEY DEPOSIT. Within two (2) Business Days following the Contingency Date (as hereinafter defined), if Buyer has not objected or been deemed to object to the matters described in Section 4.1 through 4.3 as set forth in Section 4.4 of this Agreement, Buyer shall deposit with Escrow Holder the sum of Three Million Dollars ($3,000,000.00) (the "Earnest Money Deposit") in immediately available funds. In the event of objection by Buyer pursuant to Section 4.4 of this Agreement, Buyer shall deposit the Earnest Money Deposit with Escrow Holder within two (2) Business Days following the first to occur of receipt by Buyer and Escrow Holder of (a) Seller's agreement cure said objections or (b) Buyer's waiver of any such objection which Seller has not agreed to cure. The Escrow Holder shall hold the Earnest Money Deposit in an interest-bearing account with a bank or savings association as Buyer may select and all interest earned thereon shall be deemed to be part of the Earnest Money Deposit. The Earnest Money Deposit shall be nonrefundable as provided in Section 2.4 unless this Agreement terminates for any reason other than a default of Buyer hereunder. Without limiting the foregoing, the Earnest Money Deposit shall be fully refundable to Buyer in the event that Escrow fails to Close unless such failure is the result of a default under this Agreement by Buyer. The Earnest Money Deposit shall be released to Seller only at the Closing as a part of the Purchase Price.

                  2.4 DEPOSIT AS LIQUIDATED DAMAGES. IF THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED SOLELY AS THE RESULT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, ESCROW HOLDER SHALL PROMPTLY PAY OVER TO SELLER THE EARNEST MONEY DEPOSIT AND SELLER SHALL BE ENTITLED TO RETAIN THE EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER

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WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY
PLACING THEIR SIGNATURES BELOW, THE PARTIES EXPRESSLY AGREE AND ACKNOWLEDGE THAT THE EARNEST MONEY DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES. THEREFORE, IF, AFTER SATISFACTION OR WAIVER OF ALL CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS UNDER THIS AGREEMENT, BUYER BREACHES THIS AGREEMENT AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS PROVIDED HEREIN, SELLER SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE EARNEST MONEY DEPOSIT. ON RECEIPT AND RETENTION BY SELLER OF THE EARNEST MONEY DEPOSIT, THIS AGREEMENT SHALL TERMINATE AND BUYER SHALL HAVE NO FURTHER OBLIGATIONS OR LIABILITY HEREUNDER. THE PARTIES FURTHER ACKNOWLEDGE THAT THE EARNEST MONEY DEPOSIT HAS BEEN AGREED UPON AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF A DEFAULT ON THE PART OF BUYER.


----------------------------                 -----------------------------------
Buyer                                        Seller

                  2.5 DEFAULT BY SELLER. In the event of a default by Seller under this Agreement, Buyer shall be entitled to all remedies provided by law or in equity, including damages as provided in California Civil Code Section 3306.

                                   ARTICLE III

                                TITLE TO PROPERTY

                  3.1 TITLE. At the Closing, Seller shall convey to Buyer fee simple title to the Property pursuant to the Deed. Subject to the terms of
Section 4.4 hereof, it shall be a condition to Buyer's obligations under this Agreement that Chicago Title Insurance Company (the "Title Company") issue an ALTA Owner's Policy of Title Insurance (1970 Form B), together with such endorsements thereto as Buyer may request, which may include without limitation an ALTA Form 9, contiguity endorsement, zoning endorsement, survey location endorsement, access endorsement and Subdivision Map Act Compliance endorsement (the "Title Policy") in the full amount of the Purchase Price, insuring fee simple title to the Real Property in Buyer, subject only to (i) the lien of real property taxes for the then applicable fiscal year, to the extent not yet due and payable, (ii) the lien of supplemental taxes imposed by reason of transfer on or after the Closing, and (iii) other Permitted Exceptions (as hereinafter defined). Buyer will pay the cost of the premium for the Title Policy.

                  3.2 OTHER CONVEYANCE DOCUMENTS. At the Closing, Seller shall (i) assign the Leases and Rents to Buyer pursuant to the Assignment and Assumption of Leases and Rents; (ii) transfer title to the Personal Property to Buyer pursuant to the Bill of Sale, and (iii) transfer and assign to Buyer all of Seller's rights in and to the Intangible Property pursuant to the Assignment and Assumption of Contracts, Intangible Property, Warranties and Guarantees; such title and rights to be free of any liens, encumbrances or interests of third parties other than the Permitted Exceptions.

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                                   ARTICLE IV

                              BUYER'S CONTINGENCIES

                  The complete satisfaction or deemed satisfaction as provided in this Article as of 5:00 p.m. Pacific Standard Time on March 6, 1998 (the "Contingency Date") (or such other date as may be specified in this Article) with respect to those matters described in this Article IV hereof is a condition precedent to Buyer's obligation to purchase the Property. Buyer's failure to approve the condition set forth in Section 4.1 through 4.3 in writing prior to the Contingency Date (unless another time period is specified) shall be deemed disapproval and in such event this Agreement shall terminate. In the event the Agreement terminates as the result of a failure of a condition as set forth in this Article IV except to the extent such termination results from a default under this Agreement by Buyer or Seller, Buyer and Seller shall have no further obligations under this Agreement except as set forth in Section 12.2 hereof and other obligations specified in this Agreement to survive such termination. In such event within two (2) Business Days after any such termination, Escrow Holder shall deliver to Buyer the Earnest Money Deposit.

                  4.1 PHYSICAL CHARACTERISTICS OF THE PROPERTY. Buyer shall have reviewed and approved, in its sole and absolute discretion, of (a) an environmental assessment (which may, without limiting the scope of the report, contain an assessment of asbestos and radon affecting the Property) by an environmental consultant of Buyer's choice and at Buyer's cost (the "Phase I Report"), (b) the results of Buyer's physical inspection and testing of the Property, or any portion thereof (which testing shall be conducted at Buyer's expense, and may include, but shall not be limited to, testing for the presence of asbestos, polychlorinated biphenyls, and other Hazardous Materials (as hereinafter defined), including without limitation the performance of core sampling, drilling and other intrusive testing), of the structural, mechanical, electrical and other physical or environmental characteristics of the Property, including any tenant improvements or other construction installed or to be installed as of the Closing Date; and (c) any other physical, economic, legal or other condition of the Property. Subject to the rights of the tenants under the Leases, Seller shall allow, and shall have allowed prior to the Effective Date, Buyer reasonable access to the Property to perform any physical inspection thereof described in this Section or which Buyer otherwise reasonably deems appropriate. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any and all losses, damages, liabilities, suits, actions, causes of action, claims, fines, proceedings, costs and expenses resulting from any investigations, inspections and tests conducted by Buyer with respect to the Property, except to the extent caused by the gross negligence or willful misconduct of Seller.

                  4.2 GOVERNMENTAL PERMITS, APPROVALS AND REGULATIONS. Buyer shall have confirmed that all governmental permits and approvals and other legal matters with respect to the Property relating to the construction, operation, use or occupancy of the Property or any portion thereof, including asbestos notifications, are in full force and effect and are otherwise acceptable to Buyer in its sole discretion. Seller has provided copies of all such permits, approvals and notifications which are or have been in Seller's possession or Control (as defined hereafter) during the period of time of Seller's ownership of the Property as part of the Due Diligence Materials.

                  4.3 CONDITION OF TITLE AND OTHER MATTERS. Buyer shall have reviewed and approved of a current title report for the Property issued by Title Company and copies of all documents referenced therein ("PTR") and an ALTA survey, the physical and financial state

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of the Property, any contracts or leases relating to the Property, any item delivered (or not delivered) by Seller to Buyer, and any other matter Buyer may reasonably deem necessary or appropriate, including the Due Diligence Materials (as herein defined). All items disclosed in the PTR or ALTA survey but not objected to by Buyer or for which Buyer's objection is waived, and those items referred to in items (i) and (ii) of the second sentence of Section 3.1 hereof, shall be deemed "Permitted Exceptions"; provided, however, that Seller covenants to remove all monetary encumbrances (other than those with respect to the liens referred to in items (i) and (ii) of the second sentence of Section 3.1 hereof) affecting the Property or any portion thereof prior to Closing, and Seller further agrees that no monetary encumbrances other than the liens referred to in items (i) and (ii) of the second sentence of Section 3.1 hereof shall be Permitted Exceptions. Seller shall cause all contracts as to Buyer and the Property to terminate as of the Closing other than the Assigned Contracts and those contracts which will be otherwise terminable by the owner of the Property on not more than thirty (30) days' notice ("Short Termination Contracts"). All Short Termination Contracts shall also be listed on EXHIBIT I attached hereto.

                  4.4 OBJECTION BY BUYER. Buyer hereby agrees that it has no objection to, and waives any right to object to, any of the conditions set forth in Section 4.1 and 4.2. In addition, Buyer approves the legal description, the endorsements and the exceptions from coverage to title set forth in the proforma report issued by the Title Company dated February 20, 1998, No. 8560152 SW and stamped dated "Pro Forma Policy, 3/2/98" ("Pro Forma Policy") (except that the second half taxes shall not be a Permitted Exception and Item 12 shall be a Permitted Exception only if it lists only those tenants shown on the Rent Roll attached hereto plus those additional tenants approved by Buyer pursuant to
Section 9.2 hereto, if any). Buyer further approves the survey issued by Martin
M. Ron Associates, Inc., Drawing No. S3868, dated March 6, 1998].

                  4.5 CHANGES OR ADDITIONAL MATTERS. To the extent there is a material change in any of the information or matters either described in this
Article IV or contained in the Due Diligence Materials ("Additional Matter"), Seller shall immediately inform Buyer in writing of such change and deliver any such new or supplemental information to Buyer, such notice to specify that such material is an "Additional Matter" as described in Section 4.5 of the Agreement. If the aggregate of (a) all costs to remedy such Additional Matters and (b) the decrease in value of the Property resulting from the Additional Matters not capable of being remedied ("Reduced Value") exceeds Five Hundred Thousand Dollars ($500,000) ("Reduction Limit"), Buyer shall have until the later of (i) the Contingency Date or (ii) five (5) Business Days following Buyer's receipt of such notification, within which to give Seller and Escrow Holder written approval of the Additional Matters or written notice outlining any of the Additional Matters objected to and specifying if applicable, Buyer's desired cure. Buyer's failure to provide any such notice shall be deemed disapproval of the Additional Matters and this Agreement shall terminate. Seller shall have five (5) Business Days after receipt of Buyer's notice to advise Buyer and Escrow Holder, in writing, as to whether Seller shall cure said objections prior to the Closing or cure such objections to the extent that the Reduced Value following such cure does not exceed the Reduction Limit. Seller's failure to advise Buyer of Seller's election within such five (5) Business Day period shall be deemed an election to refuse to so cure said objections. If Seller elects to so cure, completion of such cure shall be a covenant by Seller as well as a condition to Buyer's obligation to purchase the Property. In the event Seller elects, or is deemed to elect, not to cure Buyer's objections to the Additional Matters, Buyer shall have the option within five (5) Business Days following receipt of Seller's election or, if Seller fails to so notify Buyer, within five
(5) Business Days following the last date provided herein for Seller to give such notice, to (A) waive Buyer's objections and purchase the Property as otherwise contemplated in this Agreement,


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notwithstanding such objections, or (B) terminate this Agreement by written notice to Seller and Escrow Holder. Buyer's failure to so notify Seller within such five (5) Business Day period shall be deemed Buyer's election to terminate this Agreement. In the event Buyer waives its objections and elects to purchase the Property or in the event the Reduced Value is in excess of $100,000 but less than the Reduction Limit, the Purchase Price shall be reduced by the Reduced Value up to the Reduction Limit (but shall not be reduced if the Reduced Value is less that $100,000). Notwithstanding the foregoing, any Additional Matters intentionally caused by Seller shall be remedied by Seller prior to Closing or, at Buyer's election, the full Reduced Value shall be deducted from the Purchase Price. Such remedies shall not limit any other remedy of Seller resulting from such intentional causation by Seller. To the extent the time periods for notice, objection, approval or waiver cause the time period permitted therefor to extent beyond the Scheduled Closing Date, the parties agree that the Scheduled Closing Date shall be extended to the extent necessary to permit the parties to utilize the time periods set forth in this Section.

                  4.6      TENANT MATTERS.

                           (a) Seller shall deliver written estoppel statements
(the "Tenant Estoppels") from tenants under Leases covering 5,000 or more rentable square feet except for the lease with The Jewish Bulletin ("Required Estoppels"). In addition to the Required Estoppels, Seller shall use reasonable commercial efforts to obtain Tenant Estoppels from all other tenants ("Non-Required Estoppels") in addition to the Required Estoppels. The Tenant Estoppels shall be delivered to Buyer as they are received from such tenants, but not later than three (3) Business Days prior to the Scheduled Closing Date (as hereinafter defined), which shall have been executed not earlier than January 15, 1998 and shall be in substantially the form as attached hereto as EXHIBIT G. In the event that Seller, using commercially reasonable efforts, is unable to obtain all such Required Estoppels by such time, either Seller or Buyer shall have the right to extend the Scheduled Closing Date by up to ten
(10) days to enable Seller to obtain such Required Estoppels; thereafter, if all of the Required Estoppels are still not obtained, Buyer shall have the right to further extend the Scheduled Closing Date by an additional ten (10) days. Seller shall prepare and deliver the Tenant Estoppels to all of the tenants as soon as commercially feasible. To the extent that Seller is unable to obtain Non-Required Estoppels, Seller shall sign Tenant Estoppels on behalf of each such tenant in substantially the form as attached hereto as EXHIBIT G ("Landlord Estoppels") certifying as to the truth and accuracy of the information in such Tenant Estoppel, and shall sign it under the following statement: "This Tenant Estoppel is executed for the benefit of the Purchaser by Pacific Resources Development Inc. which shall be responsible to Purchaser for the truth and accuracy of the information contained herein." Each such Landlord Estoppel shall be treated as between the parties as if it were a representation and warranty set forth in this Agreement. All Landlord Estoppels shall be signed no earlier than April 1, 1998 and shall be delivered to Buyer not later than three (3) Business Days prior to the Scheduled Closing Date. Buyer shall have until one
(1) Business Day prior to the Scheduled Closing Date to notify Seller of any objection Buyer may have regarding such Tenant Estoppels, and in the event Buyer fails to so notify Seller, Buyer shall be deemed to have approved the satisfaction of the condition set forth in this Section 4.6. Buyer may object only to the following issues related to the Tenant Estoppels: (a) failure of a Tenant Estoppel to be completed or to be missing any exhibits thereto; (b) failure of a Tenant Estoppel to contain only information that is wholly consistent with such tenant's Lease as delivered to Buyer and the Rent Roll; or
(c) disclosure of a material default or dispute.

                           (b) Seller is entering concurrently into an agreement
with International Data Group ("IDG") to terminate its existing Lease. Seller shall indemnify,

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defend and hold Buyer harmless from and against any liability, claim, demand or loss arising out of or related to such termination.

                           (c) Seller agrees that any sums payable to the
Landlord under the IKON Lease related to or arising out of the supervision of the construction of IKON's tenant improvements shall be paid to Buyer and that no portion of any such sum shall be payable to or accepted by Seller.

                                    ARTICLE V

                       CLOSING, RECORDING AND TERMINATION

                  5.1 DEPOSIT WITH ESCROW HOLDER AND ESCROW INSTRUCTIONS. Promptly after execution of this Agreement, whether or not by facsimile as provided in Section 12.10, each party hereto shall deliver three (3) fully executed and initialed originals of this Agreement to the Escrow Holder and this instrument shall serve as the escrow instructions to the Escrow Holder for consummation of the purchase and sale contemplated hereby. Escrow Holder shall deliver two originals executed by Seller to Buyer and two originals executed by Buyer to Seller. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

                  5.2      CLOSING.

                       (a) The Closing shall occur no later than Tuesday, April 7, 1998, or such other date as Buyer and Seller may mutually agree in writing ("Scheduled Closing Date"). Except as otherwise expressly provided herein, the Scheduled Closing Date may not be extended without the written approval of both Seller and Buyer. The Closing shall not occur until the Purchase Price shall have been paid by Buyer to Escrow Holder as provided herein. The "Closing" shall be deemed to have occurred on the date that the Deed is recorded as specified in Section
         5.9 of this Agreement. The "Closing Date" shall be the date on which the Closing occurs.

                       (b) In the event the Closing does not occur on or before the Scheduled Closing Date, either of the parties not then in default as of the Scheduled Closing Date may instruct Escrow Holder to cancel the Escrow as provided in Section 12.10.

                  5.3 DELIVERY BY SELLER. No less than three (3) Business Days prior to the Scheduled Closing Date, Seller shall deposit with the Escrow Holder, for the benefit of Buyer, or deliver directly to Buyer the following:

                       (a) The Deed and the Assignment and Assumption of Leases and Rents, each duly executed and acknowledged by Seller, in recordable form, with the transfer tax information separated from the Deed so as to not be recorded;

                       (b) The Bill of Sale duly executed by Seller;

                       (c) Originals or copies of any warranties and guaranties received by Seller and to be assigned to Buyer, from any contractors, subcontractors, suppliers


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         or materialmen in connection with any construction, repairs or alterations of the Improvements or any tenant improvements;

                           (d) The Assignment and Assumption of Contracts, Intangible Property, Warranties and Guarantees, duly executed by Seller assigning all of Seller's interest in the Intangible Property; and a proper and effective assignment to Buyer, or reissue for the benefit of Buyer, of any letters of credit benefiting Seller related to the Property, including the security deposit under the Lease with Preuss, Walker & Shanagher.

                           (e) Originals or copies of all certificates of occupancy, licenses and permits for the Improvements;

                           (f) All existing as-built plans and specifications, calculations and other related documents for the Improvements in Seller's possession or reasonably available to Seller;

                           (g) A certificate executed by Seller in the form attached hereto as EXHIBIT H (the "Non-Foreign Certificate") stating, under penalty of perjury, that (a) Seller is not a "foreign person" for the purposes of Section 1445 of the Internal Revenue Code of 1986, as amended, and that withholding of tax will not be required thereunder, and (b) withholding is not required under the provisions of any state laws in connection with the contemplated transfer of the Property by Seller to Buyer;

                           (h) A certificate duly executed by Seller and dated as of the Closing Date confirming the truth, accuracy and completeness of each of the Seller's representations and warranties set forth in
         Article VI below and noting with specificity any changes or exceptions thereto based upon events or circumstances intervening after the execution hereof (the "Seller Update Certificate");

                           (i) Complete originals of the Leases and all amendments, supplements, modifications and guaranties thereto and copies of all records, books of account, ledgers, statements and other business records relating to the ownership and operation of the Property and/or the administration of the Leases, in whatever mode maintained, including information contained on computer disks;

                           (j) Letters to (A) all tenants under the Leases, (B) the parties to any Assumed Contract in the forms attached hereto as EXHIBIT N-1 and EXHIBIT N-2 each such letter notifying such parties of the transfer of the Property to Buyer ("Notice Letters"), along with addressed envelopes therefor to the address for proper notice to each such tenant or contractor as provided in each such Lease or contract; and

                           (k) Such evidence as Buyer or Escrow Holder may reasonably require as to the authority of the person or persons executing documents on behalf of Seller.

                  Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing. Notwithstanding the foregoing, Seller may deliver those documents described in subparagraphs (c), (e), (f) and
(i) to a location reasonably acceptable to Seller and Buyer which is accessible only to Buyer and Seller not later than three (3) Business Days prior to the Scheduled Closing Date. Buyer shall have the right to review and inventory all such documents and placed them in sealed boxes. Seller shall not interfere with such process nor open or move any such sealed boxes prior to the Closing. Upon the Closing, Buyer shall have the right to remove all such documents.

                  5.4 DELIVERY BY BUYER. Buyer shall execute and deliver to Escrow Holder, for the benefit of Seller the following:

                           (a) Buyer's executed counterpart of the Assignment and Assumption of Leases and Rents, and Assignment and Assumption of Contracts, Intangible Property, Warranties and Guarantees which shall be delivered not later than two (2) Business Days prior to the Scheduled Closing Date.

                           (b) A certificate executed by Buyer certifying as of the Closing Date the truth, accuracy and completeness of each of the Buyer's representations and warranties set forth in Section VII below and noting with specificity any changes thereto based on events or circumstances intervening after the execution of this Agreement ("Buyer Update Certificate").

                  After Buyer's or Escrow Holder's receipt of all of the items specified in Section 5.3 hereof, after the complete satisfaction of all of the conditions precedent to Buyer's obligations hereunder, Buyer shall deliver the remainder of the Purchase Price to Escrow Holder as provided in Section 2.2 above.

                  5.5      CONDITIONS TO CLOSING.

                           (a) Seller's obligation to sell the Property is expressly conditioned on each of the following:

                               (1) Buyer shall have deposited with Escrow Holder
                  all sums and documents required under the terms of this Agreement.

                               (2) Buyer shall have timely performed each
                  obligation and covenant of Buyer hereunder.

                               (3) All representations and warranties of Buyer
                  hereunder shall be true and correct in all material respects.

                               (4) Seller shall have approved (such approval not
                  to be unreasonably withheld or delayed) a settlement statement prepared by Escrow Holder, including items in the Prorations Schedule.

                           (b) Buyer's obligation to buy the Property is expressly conditioned on each of the following:

                               (1) Seller shall have deposited with Escrow
                  Holder all documents required under the terms of this Agreement.

                               (2) All of the conditions set forth in Article IV
                  hereof entitled "Buyer's Contingencies" shall have been satisfied or deemed satisfied.

                               (3) Seller shall have timely performed each
                  obligation and covenant of Seller hereunder.

                               (4) All representations and warranties made by
                  Seller under this Agreement shall be true and correct in all material respects.

                               (5) Buyer shall have received and approved (or be
                  deemed to have approved) the Tenant Estoppels as provided in
                  Section 4.6.

                               (6) Buyer shall have approved (such approval not
                  to be unreasonably withheld or delayed) a settlement statement prepared by Escrow Holder, including items in the Proration Schedule.

                               (7) The Title Company shall have given an
                  unconditional commitment to issue the Title Policy.

                               (8) There shall have occurred no material adverse
                  change in the financial condition of any tenant leasing in excess of 16,000 rentable square feet under any of the Leases, and there shall be no material default, or event that with the giving of notice or the passage of time or both would constitute a material default, under any of the Leases except as described in approved (or deemed approved) Tenant Estoppels.

                  5.6 OTHER INSTRUMENTS. Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

                  5.7 PRORATIONS AND OTHER ALLOCATIONS. Prior to the Closing, the parties shall agree (using good faith and due diligence) on the amounts of the following prorations, such amounts to be prorated as of the Closing Date, on an accrual basis unless otherwise stated, with Seller to prepare the initial proposed prorations and deliver such to Buyer not later than two (2) Business Days prior to the Scheduled Closing Date. The prorations shall be calculated on the basis of Buyer being deemed to be the owner of the Property on the Closing Date and based on a thirty (30) day month and 365 day year:

                      (a) RENTS AND SECURITY DEPOSITS. All rents and other receipts payable for the month in which the Closing occurs shall be prorated on a cash basis as of the Closing Date and all security deposits (including letters of credit in lieu thereof which Seller shall properly have assigned or have reissued to Buyer at Seller's expense at the Closing) delivered to Seller by any tenant pursuant to any of the Leases shall be credited to Buyer at Closing. In addition, any consideration received by Seller from and after the Effective Date in regards to an assignment or subletting of any Lease shall be delivered to Buyer at the Closing. Buyer shall use reasonable efforts for ninety (90) days following the Closing to collect delinquent rents for the period up to the Closing (such reasonable efforts consisting of no more than the requirement that Buyer send three written demands for said past due rent) and shall pay to Seller any such sums collected during such ninety (90) day period (less any costs to Buyer to so collect such sums) prior to applying any such sums to rents due following the Closing except to the extent that any tenant is refusing to pay due to a claim or any offset by such tenant arising from events occurring prior to the Closing.

         Following the end of such ninety (90) day period, Buyer shall have no further obligation to Seller to pay to Seller any past due rents which may be received from any tenant. From and after the Closing Date, Seller agrees that it shall make no efforts to collect any past due rents or other amounts payable by any tenant under a Lease or take, pursue or continue any action, arbitration or other proceeding against any such tenant so long as such tenant remains on the Property. Seller shall notify Buyer immediately upon receipt of any rents or other payments under any Lease delivered to Seller following the Closing and shall deliver to Buyer any amounts thereof applicable to periods following the Closing Date.

                      (b) OPERATING EXPENSES. All operating expenses and other amounts payable or reimbursable to the landlord including gross receipts taxes under any Leases in addition to the base monthly rental shall be reconciled at Closing, such that if Seller has collected sums in excess of its actual paid reimbursable expenses under the Leases, Seller shall cause Escrow Holder to release such sum from the Prorations Holdback (as defined hereafter) and pay excess directly to Buyer. In the event that such reconciliation shows that Seller has collected less than its incurred reimbursable expenses under the Leases, Buyer shall remit the excess to Seller not later than the expiration of three months after the conclusion of the twelve-month period then in progress with respect to the budgeting of such expenses under the Leases; provided, however, that Buyer shall endeavor to collect all amounts payable and prepare a reconciliation at an earlier date to the extent feasible.

                      (c) TAXES. Unless such items are subject to proration under subparagraph (b) above, real estate taxes, recurring assessments, and personal property taxes, if any, on all or any portion of the Property, based on the regular and supplemental tax bills for the calendar year in which the Closing Date occurs (or, if such tax bill has not been issued as of the date of Closing, the regular and supplemental tax bill for the calendar year preceding that in which the Closing Date occurs, with such increase thereto as Buyer reasonably estimates will occur) shall be prorated as of the Closing Date. Seller and Buyer agree that the second half property taxes shall be paid through escrow. If any supplemental real estate taxes or assessments are levied following the Closing Date which apply in whole or in part to any period preceding the Closing, the parties will, immediately after the issuance of the supplemental bill, prorate between themselves, in cash, without interest and to the date of the Closing Date, the supplemental real estate taxes and assessments shown by such bill. Buyer understands that Seller may be receiving a refund of unsecured property taxes that were overpaid in prior years. To the extent that any such refund is received by Buyer within the twelve (12) month period following the Closing, Buyer shall deliver any such refund to Seller within ten (10) Business Days of receipt thereof. Buyer shall have no further obligations as to such refund of unsecured property taxes following such twelve (12) month period.

                      (d) UTILITIES. Unless such items are subject to proration under subparagraph (b) above, all utilities, including gas, water, sewer, electricity, telephone and other utilities supplied to the Property shall be read and/or transferred as of the Closing Date. All amounts applicable to the period prior to the Closing Date shall be paid by Seller and amounts applicable to the period following the Closing Date shall be paid by Buyer.

                      (e) SERVICE AND OTHER CONTRACTS. Amounts payable under contracts assigned pursuant to the Assignment and Assumption of Contracts, Intangible

         Property, Warranties and Guaranties as itemized in EXHIBIT I (the "Assigned Contracts") shall be prorated on an accrual basis. Seller shall pay, prior to the Closing, all such amounts for which a bill has been received or for which payment is otherwise due prior to the Closing Date, and Seller shall be credited, and Buyer shall be debited, with any amount of such bill applicable to the period following the Closing Date. Buyer shall pay all other such bills and Buyer shall be credited, and Seller shall be debited, at the Closing with an estimated amount of the charges under all such Assigned Contracts applicable to the period prior to the Closing Date. As soon as all bills for payment due under the Assigned Contracts are received by and paid by Buyer after Closing, Buyer shall deliver copies of all such bills to Seller and the amounts shall be again prorated as of the Closing Date. In such event, any overpayment by Buyer shall be reimbursed to Buyer by Seller (which shall be taken from the Prorations Holdback to the extent available) and any underpayment shall be paid by Buyer to Escrow Holder to be held as part of the Prorations Holdback.

                      (f) TENANT IMPROVEMENTS AND LEASING COMMISSIONS. Buyer shall be responsible for all tenant improvement costs, leasing commission costs and costs of lease concessions to the extent approved in writing by Buyer which arise from Qualifying Leases (as hereinafter defined). "Qualifying Leases" shall include only those leases set forth on EXHIBIT J and any other leases entered into by and between Seller and a new or existing tenant following the Effective Date which are approved by Buyer pursuant to the terms of Section 9.2 of this Agreement, which approved leases shall be added to EXHIBIT J upon such approval. Buyer has approved and shall be responsible to pay only the amount of broker's commissions, tenant improvement allowances and tenant concessions specified for Qualifying Leases on EXHIBIT J. Seller shall pay all such amounts to the extent due and payable prior to the Closing and shall deliver to Buyer and Escrow Holder evidence reasonably satisfactory of such payments not later than two (2) Business Days prior to the Scheduled Closing Date and Seller shall be credited at the Closing with all such sums paid. In addition, Buyer shall be responsible to pay only those future tenant improvement allowances, tenant concessions and broker's commissions on or related to existing Tenant Leases which will or may arise in the future on existing Tenant Leases as set forth in EXHIBIT K. Seller represents and warrants to Buyer that any broker's commissions payable pursuant to EXHIBIT J or EXHIBIT K are payable only to Grubb & Ellis or CB Commercial and agrees to obtain a release satisfactory to Buyer in favor of Buyer from Grubb & Ellis of any broker's commissions or other payments related to the Property other than the amounts which are stated as still outstanding as set forth on said EXHIBIT J or EXHIBIT K and specified to be payable to Grubb & Ellis. All other costs of tenant improvements, leasing commissions, or leasing concessions on Leases entered into prior to the Effective Date shall be paid by Seller at or prior to the Closing to the extent due and payable by the Closing Date and if not so paid shall be deducted from the Purchase Price. Seller agrees to indemnify, defend and hold Buyer harmless from and against any claim by CB Commercial or other broker for any commissions other than a commission (a) which is specified to be payable by Buyer on EXHIBIT J or EXHIBIT K and (b) for which Seller receives no credit at the Closing. In addition to the foregoing, Buyer understands that Seller is entitled to receive from San Francisco Foundation ("SFF") a reimbursement of tenant improvement costs advanced to or on behalf of SFF by Seller. To the extent that Buyer receives such reimbursement, Buyer shall deliver such reimbursement to Seller within ten (10) Business Days following receipt thereon. Buyer agrees to diligently pursue obtaining such reimbursement from SFF pursuant to a reasonable and prudent plan to be agreed upon by Buyer and Seller following the Effective Date in order to obtain the repayment of such sums and any reasonable costs incurred by Buyer in pursuing such plan shall be deducted from any such reimbursement prior to its delivery to Seller.

                      (g) OTHER ITEMS. All other proratable items, including licenses and permits being assumed by Buyer (if any; provided that in no event shall Buyer assume any indemnification obligations of Seller) and other income from, and expenses associated with, the Property shall be prorated between Buyer and Seller as of the Closing.

Buyer and Seller's obligation to prorate shall survive the Closing. Buyer and Seller shall use good faith efforts to conclude prorations with respect to operating expenses and other proratable amounts as soon as practicable after the determination of the amounts thereof. Nothing in the Assignment and Assumption of Leases and Rents shall be construed to amend, modify or diminish in any way the provisions of this Section 5.7. Escrow Holder shall hold back from the sums due Seller at the Closing the sum of Fifty Thousand Dollars ($50,000) and place such sum in a federally insured interest bearing account ("Prorations Holdback") until that date which is the later to occur of (a) ninety (90) days following the Closing Date or (b) submission by Buyer and Seller to Escrow Holder of a post-closing proration statement (which Buyer and Seller shall commence to complete no later than seven (7) Business Days prior to the end of such ninety
(90) day period and shall attempt in good faith to complete prior to the end of such ninety (90) day period. Escrow Holder shall distribute to Buyer from the Prorations Holdback any amounts payable to Buyer pursuant to such post-closing proration schedule and deliver the remainder to Seller. Any disbursements to Buyer from the Prorations Holdback shall also include interest at the rate earned in such account on the amount disbursed from the Closing Date until disbursement. Such disbursement shall not affect Buyer's and Seller's continuing obligations under this Section 5.7.

                  5.8      COSTS AND EXPENSES.

                           (a) Seller shall bear and pay all legal fees and
costs incurred by Seller, the cost of any documentary or other transfer taxes applicable with respect to the sale of the Real Property, mailing or delivering the Notice Letters as provided in Section 5.9 and other fees and charges which are typically borne by sellers in the usual and customary practice in the City and County of San Francisco. All costs payable by Seller under this Section 5.8 shall be deducted from Seller's proceeds at Closing.

                           (b) Buyer shall pay for its out-of-pocket expenses,
all due diligence, legal fees and costs incurred by Buyer in connection herewith, and document recordation fees, the premium for the Title Policy and endorsements thereto, all sales tax, if any, applicable with respect to the sale of the Personal Property and/or the Intangible Property, the Escrow Holder's fees and charges, and other fees and charges which are typically borne by buyers in the usual and customary practice in the City and County of San Francisco. All costs payable by Buyer under this Section 5.8 shall be paid by Buyer to Escrow Holder by immediately available funds.

                  5.9 CLOSING AND RECORDATION. Provided that Escrow Holder has received all of the items required to be delivered pursuant to this Article V (or a waiver from the party for whose benefit such item is being delivered) and Buyer has not elected to terminate its rights and obligations hereunder, as provided in this Agreement, and provided that Buyer has either received the Title Policy or the irrevocable commitment of Title Company to provide it with the Title Policy immediately after recordation of the Deed, Escrow Holder is authorized and instructed (a) with respect to the Property, to cause the Title Company to record the documents delivered to the Escrow Holder in accordance with recording instructions set forth in a letter to be delivered to Escrow Holder and Title Company by Buyer and deliver a conformed copy to both Buyer and Seller of all such documents within one (1) Business Day following Closing, (b) to deliver those other documents and instruments delivered into Escrow to the party for whose benefit such documents or instruments were made and (c) to deliver the Purchase Price, as adjusted pursuant to Sections 5.7 and 5.8 hereof, to Seller upon receiving confirmation of recording of the Deed and (d) to mail the Notice Letters by certified U.S. mail return receipt requested, except to the extent personal delivery is requested in which case such Notice Letters shall be sent by personal delivery, and Escrow Holder shall cause the deliverer to execute a certification of delivery and obtain an acknowledgment of receipt from the recipient.

                  5.10     TERMINATION OF AGREEMENT.

                           (a) FAILURE OF BUYER'S CONDITIONS. If any one or more
of the conditions to Buyer's obligations, as set forth in Article IV, Section
5.5 or elsewhere in this Agreement, is not either fully performed, otherwise satisfied, or waived in writing (or deemed waived as provided herein) on or before the Closing Date or such earlier date as provided elsewhere herein, then Buyer may elect, by written notice as provided in Section 12.10 hereof, to terminate this Agreement, in which case neither party shall have any further obligation to the other (except as set forth in Sections 5.2(b), 12.5 hereof and this Section 5.10(a)). Nothing in this paragraph shall be construed to limit any of Buyer's rights or remedies at law or equity in the event of a default by Seller.

                           (b) FAILURE OF SELLER'S CONDITIONS. If any one or
more of the conditions to Seller's obligations, as set forth in Section 5.5 or elsewhere in this Agreement, is not either fully performed, otherwise satisfied or waived in writing (or deemed waived as provided herein) on or before the Closing Date or such earlier date as provided elsewhere herein, then Seller may elect, by written notice as provided in Section 12.10 hereof, to terminate this Agreement and neither party shall have any further obligation to the other (except as set forth in Sections 5.2(b) and 12.5 hereof and this Section 5.10(b). Nothing in this paragraph shall be construed to limit Seller's rights under Section 2.4 in the event of a default by Buyer).

                                   ARTICLE VI

                         REPRESENTATIONS, WARRANTIES AND

                               COVENANTS OF SELLER

                  As an inducement to Buyer to enter into this Agreement and the consummation of the transaction contemplated hereby, Seller hereby represents and warrants to and agrees with Buyer both as of the Effective Date and again as of the Closing Date, and as of all dates and times in between (except as specifically provided to the contrary herein), as set forth below. For purposes of representations made to the Seller's knowledge, such knowledge shall be deemed to be the knowledge of Kevin Wu, Steven Pan or Lisa Smith.

                  6.1 AUTHORITY. Seller is duly organized and validly existing under the laws of the jurisdiction of its organization, is duly qualified to conduct business and own real property in the State of California, and has all requisite power to own all of its properties and assets and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby has been duly and validly authorized by all necessary action of Seller and this Agreement and all other agreements contemplated hereby are and will be valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

                  6.2 TITLE. Seller holds fee simple title to the Real Property, and to the best of Seller's knowledge, such fee simple title is free and clear of all liens, encumbrances, security interests, charges, adverse claims and other exceptions to title, except for the Leases, matters of record, matters disclosed by the Due Diligence Materials and the Permitted Exceptions. Nothing in the Deed shall be construed to amend, modify or diminish the effectiveness or survival of the foregoing representation. Seller holds title to all other Property free and clear of all liens, pledges, charges, security interests or other impositions.

                  6.3 DUE DILIGENCE MATERIALS. Seller has delivered and/or made available to Buyer true, complete and correct copies of any and all material documents, contracts and correspondence in Seller's possession, custody or Control that relate to the Property, including without limitation, the items set forth in the Schedule of Due Diligence Materials attached hereto as EXHIBIT L (collectively, the "Due Diligence Materials"). The term "Control" for purposes of this Agreement means legal control, including without limitation the right to require an agent or contractor to deliver such item to the party allegedly having control of such item. Except as otherwise disclosed in writing to Buyer prior to the Due Diligence Date, Seller represents and warrants that the information contained in the Due Diligence Materials is accurate or complete and that it contains no material omissions except for the Due Diligence Materials created by any third party. Seller represents that Seller has no actual knowledge, without having carried out any inquiry or due diligence, of any such inaccuracy, incompleteness or material omissions as to any Due Diligence Materials prepared by a third party, except as otherwise disclosed in writing to Buyer prior to the Effective Date.

                  6.4 THE LEASES. A list of the current Leases in effect on the Effective Date is set forth in the rent roll attached hereto as EXHIBIT M (the "Rent Roll"). All information contained in the Rent Roll is accurate and consistent with Seller's records, which records have been maintained by Seller in accordance with good property management standards. Except for the Leases set forth in the Rent Roll, there are no other oral or written leases, licenses or other agreements affecting the occupancy of the Property or any oral or written amendments to any lease not specified on the Rent Roll. Seller shall have paid, on or prior to Closing, all brokers' commissions and tenant improvement costs and other concessions by landlord under the Leases to the extent due and payable as of the Closing Date.

                  6.5 NO LITIGATION OR ADVERSE EVENTS. Seller has received no written notice of, and to the best of Seller's knowledge, there are no, pending or threatened investigations, actions, suits, proceedings or claims against or affecting Seller or the Property, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.

                  6.6 COMPLIANCE WITH LAWS. Except as otherwise disclosed to Buyer in writing prior to the Effective Date, Seller is not in violation in any material respect of any applicable laws, ordinances, rules and regulations (including without limitation those relating to zoning) applicable to the ownership or operation of the Property. The representation set forth in this Section specifically excludes any representation as to the Americans With Disabilities Act and that section of Title 24 of the California Code of Regulations to the extent that said Title 24 sets forth regulations concerning accessibility for persons with disabilities. In addition, the representation set forth herein is made to the best of Seller's knowledge, but specifically without the requirement that Seller have hired any architects or engineers to specifically confirm that the representation made herein is true and correct, unless such confirmation would be necessary or appropriate in the customary management of similar buildings. In addition, except as otherwise disclosed to Buyer in writing prior to the Effective Date, Seller has not received from any insurance company or Board of Fire Underwriters or any governmental authority any notice, which remains uncured, of any defect or inadequacy in connection with the Property or its operation.

                  6.7 NO DEFAULTS IN OTHER AGREEMENTS. Except as disclosed in writing to Buyer prior to the Effective Date, Seller has neither given nor received written notice that Seller or any other party is in material default under any contract, including the Leases, affecting the Property or under any covenants, conditions, restrictions, rights-of-way or easements affecting the Property nor, to the best of Seller's knowledge, has any such material default occurred nor does any event exist which, with the passage of time or the giving of notice or both, will become a material default thereunder on the part of any other party thereto.

                  6.8 LICENSES AND PERMITS AND CONTRACTS. Except as disclosed in writing to Buyer prior to the Effective Date, to the best of Seller's knowledge, all permits, certificates of occupancy, business licenses and all other notices, licenses, permits, certificates and authority required as of the Effective Date and as of the Closing Date in connection with Seller's use or occupancy of the Property have been obtained and are in full force and effect and in good standing and copies of all such items have been delivered to Buyer. To the best of Seller's knowledge, there are no written or oral contracts to which Buyer or the Property may be subject other than the Leases, the Assigned Contracts and the Short Termination Contracts.

                  6.9 TAXES AND ASSESSMENTS. To the best of Seller's knowledge, there is no proposed assessment that has or may become a lien on the Property.

                  6.10 EMPLOYEES. Seller has no employees who will have any rights to employment at the Property after Closing.

                  6.11 OPERATING STATEMENTS. To the best of Seller's knowledge, any financial statements delivered by Seller to Buyer fairly present the profit or loss from the management and operation of the Property for the periods covered thereby and, in all material respects, accurately reflect all rents and other gross receipts, and all amounts paid by Seller for electricity, water, sewer, other utility services, insurance, fuel, maintenance and repairs (whether capitalized or expensed), real estate taxes, payroll and payroll taxes and all other operating and other expenses associated with the Property.

                  6.12 DISCLOSURE. To the best of Seller's knowledge, no representation or warranty of Seller in this Agreement, or statement or certificate furnished or to be furnished by Seller or at Seller's direction pursuant to this Agreement contains or shall contain any materially untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading, nor does Seller have actual knowledge of any material defect in the Property not disclosed to Buyer in writing prior to the Effective Date.

                  6.13 NO LEASES OF PROPERTY OR ASSETS. No material portion of the Personal Property or fixtures with respect to the Property (other than fixtures owned or installed by tenants) is leased by the Seller as lessee.

                  6.14 DISCLOSURES TO OTHER POTENTIAL PURCHASERS. Seller has not and will not fail to disclose to any other potential purchaser of the Property of the existence of this Agreement. Seller has not entered into any other agreements for the sale of the Property.

                  6.15 CHANGES IN REPRESENTATIONS AND WARRANTIES. In the event that a representation and warranty of Seller was true when made but becomes no longer true prior to the Closing due to events following the Effective Date which were not caused by Seller or Seller's agents, Seller shall notify Buyer within one (1) Business Day of learning that such representation or warranty is no longer true and specifying in detail the event that caused such change ("Change in Representation"). In the event that the aggregate of (a) all costs to remedy the event which led to the Change in Representation in order to cause the Property and the Buyer to be placed in the condition that would make the representation true and correct to the extent such remedy is possible ("Representation Cure") and (b) the decrease in value of the Property, to the extent the Change in Representation cannot be remedied, from the value if the representation were true and correct (together, "Representation Reduced Value") exceed Five Hundred Thousand Dollars ($500,000) ("Representation Reduction Limit"), Buyer shall have until the later of the Scheduled Closing Date or (ii) five (5) Business Days following Buyer's receipt of such notification, within which to give Seller and Escrow Holder written approval of any such Change in Representation or written notice outlining any Change in Representation objected to and specifying if applicable, Buyer's desired cure. Buyer's failure to provide any such notice shall be deemed disapproval of the Change in Representation and this Agreement shall terminate. Seller shall have five (5) Business Days after receipt of Buyer's notice to advise Buyer and Escrow Holder, in writing, as to whether Seller shall cure said objections prior to the Closing or cure such objections to the extent that the Representation Reduced Value following such cure does not exceed the Representation Reduction Limit. Seller's failure to advise Buyer of Seller's election within such five (5) Business Day period shall be deemed an election to refuse to so cure said objections. If Seller elects to so cure, completion of such cure shall be a covenant by Seller as well as a condition to Buyer's obligation to purchase the Property. In the event Seller elects, or is deemed to elect, not to cure Buyer's objections to the Change in Representation, Buyer shall have the option within five (5) Business Days following receipt of Seller's election or, if Seller fails to so notify Buyer, within five (5) Business Days following the last date provided herein for Seller to give such notice, to (A) waive Buyer's objections and purchase the Property as otherwise contemplated in this Agreement, notwithstanding such objections, or (B) terminate this Agreement by written notice to Seller and Escrow Holder. Buyer's failure to so notify Seller within such five (5) Business Day period shall be deemed Buyer's election to terminate this Agreement. In the event Buyer waives its objections and elects to purchase the Property or in the event the Representation Reduced Value is in excess of $100,000 but less than the Representation Reduction Limit, the Purchase Price shall be reduced by the Representation Reduced Value up to the Reduction Limit (but shall not be reduced if the Representation Reduced Value is less that $100,000). Notwithstanding the foregoing, any Change in Representation intentionally caused by Seller, Buyer shall have the right to elect to require that Seller remedy such Change in Representation Seller prior to Closing or, at Buyer's election, the full Reduced Value shall be deducted from the Purchase Price. Such remedies shall not limit any other remedy of Seller resulting from such intention causation by Seller. To the extent the time periods for notice, objection, approval or waiver cause the time period permitted therefor to extent beyond the Scheduled Closing Date, the parties agree that the Scheduled Closing Date shall be extended to the extent necessary to permit the parties to utilize the time periods set forth in this Section.

                  The representations and warranties set forth in this Article VI or elsewhere in this Agreement shall survive the execution and delivery of this Agreement, the delivery of the Deed and transfer of title to the Property.

                                   ARTICLE VII

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  As an inducement to Seller to enter into this Agreement and the consummation of the transaction contemplated hereby, Buyer hereby represents and warrants to and agrees with Seller both as of the date hereof and again as of the Closing Date, and as of all dates and times in between (except as specifically provided to the contrary herein), as set forth below.

                  7.1 ORGANIZATION. Buyer is a corporation duly organized and validly existing under the laws of the State of Florida and will be duly qualified to own real property in the State of California by the Closing Date.

                  7.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are, and as of the Closing Date will be, duly authorized, executed and delivered by Buyer.

                  7.3 BINDING OBLIGATION. This Agreement and all executed by Buyer which are to be delivered to Seller at the Closing are and as of the Closing Date will be legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, and do not and as of the Closing Date will not violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

                  7.4 "AS IS". Buyer agrees to purchase the Property "as is" and "with all faults," solely in reliance on Buyer's own investigation of the Property. Buyer acknowledges that it has conducted or will conduct an investigation of the physical condition of the Property, the present and proposed land use regulations that affect or may affect the Property and the fitness of the Property for Buyer's proposed uses, among other things. In undertaking its investigation, Buyer has been or will be advised by its own architects, attorneys, engineers and other advisors.

                           (a) NO OTHER WARRANTIES. Buyer acknowledges that Seller makes no representations or warranties express or implied with respect to the Property except as may be made in the Agreement. In light of Buyer's diligent investigation and evaluation of the Property and acceptance of the Property on an "as is" and "with all faults" basis, the parties have negotiated the terms and conditions of this Agreement, including the Purchase Price and the representations and warranties by Seller set forth in this Agreement. By acknowledging satisfaction of the conditions precedent to the Closing contained in this Agreement (or waiving one or more of those conditions), Purchaser acknowledges that except as provided in the representations and warranties in this Agreement, Buyer is purchasing the Property "as is" and "with all faults," without other express or implied warranties of Seller.

                           (b) BUYER INSPECTIONS. By acquiring the Property and except as otherwise provided in any representation, warranty or covenant of Seller in this

         Agreement, Buyer shall be deemed to have (i) waived any and all objections to the physical characteristics, including the condition of the Improvements to the Property, which would be disclosed by such inspection or otherwise, and (ii) agreed to purchase the Property having inspected and accepted the condition of the Property, and without regard to any other physical or environmental condition of the Property, including without limitation, topography, acreage, climate, soil, subsoil, existing fill, drainage and surface and groundwater quality, and without regard to air and water rights, the availability of utilities and water, present and future zoning, purposes for which the Property is suited, access to public roads, proposed routes, or enlargement of roads or extensions thereof, or any other condition or matter affecting the Property.

                           (c) WAIVER. In order to more practically implement the "as-is" nature of the conveyance of the Property, and except for any obligations or representations and warranties specifically set forth in this Agreement, which shall not be affected by the terms of this waiver and release, Buyer hereby waives, releases, acquits, and forever discharges Seller, and Seller's agents, directors, officers and employees to the maximum extent permitted by law, of and form any and all claims, actions, causes of action, demands, rights, liability, damages, losses, costs, expenses, or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, that it now has or which may arise in the future on account of or in any way growing out of or connection with (i) the existence of any condition of any Improvement of the Property, (ii) the physical and environmental condition of the Property, and (iii) the state of title to the Property. BUYER EXPRESSLY WAIVES ANY OF ITS RIGHTS GRANTED UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASES, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                           --------------------------------
                           Buyer's Initials


                                  ARTICLE VIII

                    POSSESSION, DESTRUCTION AND CONDEMNATION

                  8.1 POSSESSION. Possession of the Property shall be delivered to Buyer on the Closing Date, subject to the Leases described on the Rent Roll or otherwise approved by Buyer. Without limiting any other provisions of this Agreement, Seller shall afford authorized representatives of Buyer reasonable access to the Property for the purposes of determining Seller's compliance herewith; however, in no event shall such right give rise to any obligation of Buyer to determine compliance or noncompliance.

                  8.2      LOSS, DESTRUCTION AND CONDEMNATION.

                           (a) NOTICE BY SELLER. Seller will notify Buyer within
two (2) Business Days of Seller's receipt of knowledge of any casualty or threatened taking which occurs following the date of this Agreement and prior to the Closing Date ("Casualty Notice" in the event of a casualty and "Condemnation Notice" in the event of a taking). Within ten (10) days following Buyer's receipt of a Casualty Notice, Seller shall provide Buyer with two estimates from reputable contractors as to the cost and time to fully repair such damage ("Contractor Estimates") and Buyer shall have the right to obtain up to two additional Contractor Estimates. Seller's Condemnation Notice to Buyer shall indicate if the taking or threatened taking is a "material" taking.

                           (b) DEFINITION OF MATERIAL DAMAGE. For the purposes
of this Section 8.2, damage to the Property is "material" if (i) the actual cost of repairing or replacing the damaged portions of the Improvements on the Property as indicated by any of the Contractor Estimates exceeds Five Hundred Thousand Dollars ($500,000.00), or (ii) if any of the Contractor Estimates indicates it would take longer than one hundred eighty (180) days to perform such repair or replacement using reasonably diligent efforts, or (iii) if any tenant leasing rentable space in excess of 10,000 square feet has the right to abate any rent under its lease as a result of such damage and there is not full rental interruption coverage with respect thereto available to Buyer through and after the Closing Date until the estimated date of reconstruction, or (iv) if any tenant leasing rentable space in excess of 10,000 square feet in the Real Property has a right to terminate its lease (or leases) as a result of such damage and does not irrevocably waive such right prior to Closing in a form reasonably acceptable to Buyer.

                           (c) EFFECT OF NON-MATERIAL DAMAGE TO IMPROVEMENTS. If
prior to the Closing the Improvements on the Property are damaged by casualty and such damage is not material, (i) this Agreement may not be terminated by reason of such casualty (provided that this does not waive Buyer's other termination rights under this Agreement) and (ii) Seller will, at Buyer's option, either (a) cause the damaged portion of the Improvements to be repaired at Seller's sole cost and expense if such repair can be completed prior to the Closing or (b) assign to Buyer all insurance proceeds payable as a result of such damage and reduce the Purchase Price by an amount equal to the actual, reasonable and necessary cost of repairing or replacing the damaged portions of the Improvements less the amount of such insurance proceeds received by Buyer. In the event Seller is obligated to so repair the Improvements prior to Closing and the Improvements are not so completed, Buyer may elect to postpone the Scheduled Closing Date for up to ten (10) Business Days to enable such work to be completed, provided that Seller shall have the right to close the Escrow (either before or after such postponement of the Scheduled Closing Date) and deduct from the Purchase Price the cost of the incomplete repairs.

                           (d) EFFECT OF MATERIAL DAMAGE TO IMPROVEMENTS. If
prior to the Closing the Improvements are damaged by casualty and such damage is material, Buyer shall elect in writing within ten (10) Business Days of receipt of Seller's Contractor Estimates either to (i) terminate this Agreement, in which case the Deposit shall be refunded to Buyer and neither party shall have further obligation (except as set forth in Section 12.2 and other obligations specified in this Agreement to survive such termination) or (ii) purchase the Property, in which event (A) all insurance proceeds payable as a result of such damage shall be assigned to Buyer, and (B) the Purchase Price shall be reduced by the amount to so restore such damaged Improvements to their condition existing prior to such damages, less any insurance proceeds received by Buyer; provided, however that such reduction shall not exceed a reduction of Five Hundred Thousand Dollars ($500,000).

                           (e) DEFINITION OF MATERIAL TAKING. For the purposes
of this Section 8.2, a taking or threatened taking by eminent domain or similar proceedings shall be deemed material if (i) the value of that portion of the Property to be so taken exceeds Five Hundred Thousand Dollars ($500,000.00),
(ii) Buyer determines that the Property is materially and adversely affected by such taking or threatened taking, including without limitation any change in zoning or permitted uses, (iii) any tenant with an excess of 10,000 square feet of rentable space not included within the portion of the Property to be taken has the right to abate any rent under its lease as a result of such taking or threatened taking in excess of a pro-rata reduction, or
(iv) any tenant with an excess of 10,000 square feet of rentable space not included within the portion of the Property to be taken has a right to terminate its lease (or leases) as a result of such taking or threatened taking and does not irrevocably waive such right prior to Closing in a form reasonably acceptable to Buyer.

                           (f) EFFECT OF NON-MATERIAL TAKING. If prior to the
Closing there is a taking or threatened taking of a portion of the Property which is not material, (i) this Agreement may not be terminated by reason of such taking or threatened taking and (ii) Seller will assign to Buyer at the Closing all of Seller's rights in and to any condemnation award with respect to such non-material taking, and there will be no reduction in the Purchase Price. Seller will deliver written notice to Escrow Holder and Buyer within two (2) Business Days after Seller receives notice of or otherwise becomes aware of any taking or threatened taking affecting the Property.

                           (g) EFFECT OF MATERIAL TAKING. If prior to the
Closing there is a taking or threatened taking that is material, within ten (10) Business Days after Buyer's receipt of Seller's Condemnation Notice, Seller and Buyer shall endeavor to agree upon whether the Property shall be purchased by Buyer, and any reduction in the Purchase Price, any agreed upon delay in Closing and any assignment of any condemnation award with respect to such taking. If within such ten (10) Business Day period Buyer and Seller have not reached a mutually acceptable agreement as to those matters, Buyer within thirty (30) days thereafter may elect in writing to (i) continue this Agreement subject to the taking or threatened taking with an assignment of all of Seller's rights to condemnation awards, severance damages, payments-in-lieu thereof or the like; or
(ii) terminate this Agreement, in which case Buyer and Seller shall have no further rights or obligations to one another under this Agreement. Buyer's failure to have elected any of these options within the time period allotted therefor shall be deemed to be an election of option (ii).

                                   ARTICLE IX

                   MAINTENANCE AND OPERATION OF THE PROPERTY;

                                    COVENANTS

                  9.1 MAINTENANCE. In addition to Seller's other obligations hereunder, Seller shall, upon and after the date of this Agreement and to and including the Closing Date, at Seller's sole cost and expense, maintain the Property in the ordinary course of business consistent with past practice, pay all taxes, assessments, fines, penalties, charges and other operating expenses, and shall make all repairs, maintenance and replacements of the Improvements and any Personal Property and otherwise operate the Property in its ordinary and customary manner, and otherwise in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property. Seller shall not make any alterations to the Property costing in excess of $20,000 without first receiving Buyer's prior written consent thereto, which consent shall not be unreasonably withheld. Buyer hereby consents to such alterations which may be required to be made by Seller under the Leases with IKON, San Francisco Foundation or IDG, provided that such alterations are made in good and workmanlike manner consistent with building standards and according to plans and specifications approved by Buyer, which approval shall not be unreasonably withheld or delayed.

                  9.2 LEASES AND OTHER AGREEMENTS. After the date hereof, without Buyer's prior written consent, which consent may be withheld in Buyer's sole and absolute discretion, Seller shall not enter into any agreement or contract with respect to the Property, including without limitation any Lease, or any amendment, modification or supplement thereto, which is not terminable on thirty (30) days' prior notice (without premium or penalty). In addition, Seller shall not provide any consent or approval under such agreement or contract, nor deliver any notice of default thereunder, without the prior written consent of Buyer, which Buyer may withhold on the basis of the same standard as applicable to Seller under the applicable contract or agreement. This Section 9.2 shall be deemed to apply to any and all agreements, contracts, and leases. In addition, Seller shall comply with all of its obligations under the Leases and Assigned Contracts up to the Closing.

                  9.3 ENCUMBRANCES AND TITLE MATTERS. Seller shall not, in between the date of this Agreement and the Closing Date, mortgage, encumber or suffer to be encumbered all or any portion of the Property, which encumbrances would survive the Closing Date, without the prior written consent of Buyer nor permit any additional exceptions to title other than the Permitted Exceptions.

                  9.4 CONSENTS AND NOTICES. Seller and Buyer shall cooperate with each other and exercise commercially reasonable efforts to obtain as of the Closing Date, all consents from, and provide all notices to, any third party and any governmental or regulatory authority which are required pursuant to any contract or any applicable laws as a condition to or in connection with the execution, delivery or performance of this Agreement or other documents and instruments contemplated thereby.

                  9.5 AUDIT COOPERATION. Seller hereby agrees to cooperate with Buyer in Buyer's producing audited financial statements for the Property for such periods as may be requested by Buyer. Such cooperation shall include, without limitation, the execution and delivery by Seller to Buyer's auditors of such confirmations and letters as such auditors may reasonably require. This
Section 9.5 shall survive the Closing. All costs of such audit shall be borne by Buyer.

                                    ARTICLE X

                                  1031 EXCHANGE

                  Buyer acknowledges that Seller may include the transfer of the Property in a "like kind exchange" in accordance with Section 1031 of the United States Internal Revenue Code and agrees to cooperate with Seller's reasonable requests related thereto; provided, however, that no such cooperation or contemplated exchange may cause the Scheduled Closing Date to be extended as a result, nor shall Buyer be obligated to incur any cost or other potential legal or economic limitation or exposure as a result thereof.

                                   ARTICLE XI

                                 CONFIDENTIALITY

                  11.1     CONFIDENTIALITY AGREEMENT OF BUYER AND SELLER.

                           (a) Buyer, Seller and Escrow Holder agree that it is
an essential economic element of this Agreement that any proprietary information related to Seller, Buyer or the Property (other than that which is reflected in the public record) revealed in connection with the transactions contemplated hereby or concerning the existence and terms of this Agreement remain strictly confidential. Therefore, Buyer, Seller and Escrow Holder hereby agree to strictly maintain the confidentiality of such information as may be revealed during the course of the offers, counteroffers and other negotiations relating to this Agreement and Buyer's acquisition of the Property or during the course of Buyer's investigation and reviews relating to the acquisition of the Property.

                  Notwithstanding the provisions of this Article XI, each party shall be authorized to disclose information concerning this transaction or the Property to the extent necessary or appropriate to carry out the terms of the Agreement and to the extent such disclosure is required by law or pursuant to valid legal process.

                  11.2 END OF CONFIDENTIALITY PERIOD. The obligation pursuant to Section 11.1 shall terminate upon the first to occur of (a) the acquisition by Buyer of the Property or (b) the termination of this Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  12.1 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and personally delivered or sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, by facsimile transmission, or sent by Federal Express or similar nationally recognized overnight courier service, and addressed as follows, and shall be deemed to have been given upon the date of delivery (or refusal to accept delivery) at the address specified below as indicated on the return receipt or air bill:



              If to Seller:                   Pacific Resources Development Inc.
              ------------                    225 Bush Street
                                              San Francisco, CA 94104
                                              Attn.:  Mr. Kevin Wu
                                              Phone No.(415) 835-0228
                                              Fax. No.:  (415) 835-0227

              with a copy to:                 Baker & McKenzie
                                              Two Embarcadero, Suite 2400
                                              San Francisco, California  94111
                                              Attn.:  Tyrrell Prosser
                                              Phone No.:  (415) 576-3000
                                              Fax. No.:  (415) 576-3099

              If to Buyer:                    Ocwen Capital Corporation
              -----------                     1675 West Palm Beach Lakes Blvd.
                                              Suite 1002
                                              West Palm Beach, Florida  33401
                                              Attn.:  Secretary
                                              Phone No.:  (561) 682-8000
                                              Fax. No.:  (561) 682-9177

              with a copy to:                 Ocwen Capital Corporation
                                              1675 West Palm Beach Lakes Blvd.
                                              Suite 900
                                              West Palm Beach, Florida  33401
                                              Attn.:  Gregory M. Breskin
                                              Phone No.: (561) 682-8559
                                              Fax. No.:  (561) 682-8174

              with a copy to:                 Gibson, Dunn & Crutcher LLP
                                              4 Park Plaza, Suite 1700
                                              Irvine, California  92614-8557
                                              Attn.:  Karen H. Clark, Esq.
                                              Phone No.:  (714) 451-3868
                                              Fax No.:  (714) 475-4628

              If to Escrow Holder:            Chicago Title Insurance Company
              -------------------             388 Market Street
                                              San Francisco, CA  94111
                                              Attn.:  Nicky Carr
                                              Phone No.:  (415) 788-0871
                                              Fax. No.:  (415) 956-2175

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid.

                  12.2 BROKERS AND FINDERS. Buyer and Seller each hereby represents and warrants that no broker was involved in this Agreement or the transactions contemplated hereby except for Grubb & Ellis Company, whose commissions are to be paid by Buyer pursuant to a separate agreement. In the event of a claim for a broker's fee, finder's fee, commission or other similar compensation in connection herewith other than as set forth above, (i) Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, hereby agrees to reimburse, defend, save, protect, indemnify and hold harmless Seller against any and all out-of-pocket expenses (including reasonable attorneys' and paralegals' fees and costs) which Seller may sustain or incur by reason of such claim and (ii) Seller, if such claim is based upon any agreement alleged to have been made by Seller, hereby agrees to reimburse, defend, save, protect, indemnify and hold harmless Buyer against any and all out-of-pocket expenses (including reasonable attorneys' and paralegals' fees and costs) which Buyer may sustain or incur by reason of such claim. The provisions of this
Section 12.2 shall survive the Closing or earlier termination of this Agreement. Buyer and Seller hereby disclaim any intention to benefit Grubb & Ellis Company or any other brokers or finders by any express or implied promise contained in this Agreement and in the event that the Closing fails to occur for any reason, including by reason of Buyer's or Seller's default, neither Buyer nor Seller shall be liable for Grubb & Ellis' or any other broker's or finder's claim in connection herewith unless otherwise agreed in writing by the party agreeing to be so liable.

                  12.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, except that neither Seller's nor Buyer's interest under this Agreement may be assigned, encumbered or otherwise transferred whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of the other, which consent may be withheld in the sole discretion of the consenting party. Notwithstanding the foregoing, Buyer shall have the right to assign its right, title and interest under this Agreement to an affiliate of Seller, including Ocwen California Partnership II or III, L.P. There shall be no third party beneficiaries to this Agreement.

                  12.4 AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by the party asserted to be bound thereby.

                  12.5 CONTINUATION AND SURVIVAL OF INDEMNITIES, REPRESENTATIONS, WARRANTIES AND POST-CLOSING OBLIGATIONS. All indemnities, representations and warranties by, and all of the post-closing obligations, if any, of, the respective parties contained herein or made in writing pursuant to this Agreement or any other instrument delivered by Seller pursuant hereto are intended to and shall remain true and correct and binding as of the time of Closing and shall survive the execution and delivery of this Agreement, the delivery of the Deed and transfer of title. Seller's representations and warranties shall survive for one (1) year following the closing.

                  12.6 INTERPRETATION. Whenever used herein, the term "including" shall be deemed to be followed by the words "without limitation." Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include each other gender. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Any references to the square footage of any Lease are intended solely for the purposes of this Agreement and may not be used or relied upon by any unrelated third party.

                  12.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                  12.8 MERGER OF PRIOR AGREEMENTS. This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties with respect to the purchase and sale of the Property specifically described herein and supersedes all prior and contemporaneous (whether oral or written) agreements and understandings between the parties hereto relating to the specific subject matter hereof.

                  12.9 ATTORNEYS' FEES. In the event of any action or proceeding at law or in equity between Buyer and Seller to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either Buyer or Seller hereunder, both sides shall be responsible for their own costs and attorney's fees notwithstanding which party prevails. In the event of any action or proceeding between Buyer or Seller and the trustee or debtor in possession the other party hereto if such party is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code or any successor statute to such Code) the party which is not a debtor shall be entitled to all costs and expenses, including without limitation reasonable attorneys' and paralegals' fees and expenses (including without limitation fees, costs and expenses of experts and consultants), incurred in such action or proceeding and in any appeal in connection therewith together with all costs of enforcement and/or collection of any judgment or other relief.

                  12.10 NOTICE OF TERMINATION. If either Buyer or Seller elects to terminate this Agreement as the result of a default by the other party or the failure of a condition (other than a termination pursuant to Article IV for which the provision of said Article IV shall control) or pursuant to Section 5.2(b), it will submit to Escrow Holder and the other party hereto a written notice of termination. If Escrow Holder receives such a notice of termination, it is instructed to fax and deliver by overnight delivery service a copy to the other party within one (1) Business Day of its receipt by Escrow Holder. If Escrow Holder has not received a written objection from the other party within five (5) Business Days after receipt thereof by such other party (unless Escrow Holder is then in a position to close Escrow, in which event Escrow Holder is instructed to so close), Escrow Holder is to (i) comply with the instructions contained in the notice of termination, and (ii) pay cancellation charges out of any funds on deposit in this Escrow. Failure to so object shall not be deemed to relieve either party hereto of any liability it may have for any default hereunder.

                  12.11 SPECIFIC PERFORMANCE. The parties understand and agree that the Property is unique and for that reason, among others, Buyer will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly, in the event of any breach or default in or of this Agreement or any of the warranties, terms or provisions hereof by Seller, Buyer shall have the right to demand and have specific performance of this Agreement.

                  12.12 RELATIONSHIP. It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture, financing arrangement or other agreement between Buyer and Seller. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

                  12.13 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Agreement may be executed by delivery of facsimile signatures (and initials where provided) to the parties and to Escrow Holder, provided, however, that each party shall as soon as reasonably feasible thereafter deliver the originals as required pursuant to Section 5.1 of this Agreement.

                  12.14 TIME OF THE ESSENCE. Time is of the essence in this Agreement and with respect to all of its terms.

                  12.15 BUSINESS DAYS; PERFORMANCE DUE ON DAY OTHER THAN BUSINESS DAYS. The term "Business Day" as used in this Agreement shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of California are authorized or obligated by law or executive order to close. If the time period for the performance of any act called for under this Agreement expires on a day other than a Business Day, said act may be performed on the next succeeding Business Day.

                  IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date written by their respective signatures below.


                           BUYER:           OCWEN CAPITAL CORPORATION,
                                            a Florida corporation


Date: March 6, 1998                         By: /s/ JORDAN C. PAUL
                                               ---------------------------------
                                            Name:   Jordan C. Paul
                                                 -------------------------------
                                            Title:  Senior Vice President
                                                 -------------------------------


                           SELLER: PACIFIC RESOURCES DEVELOPMENT INC., a California corporation


Date: March 6, 1998                         By: /s/ KEVIN WU
                                               ---------------------------------
                                            Name:   Kevin Wu
                                                 -------------------------------
                                            Title:  Vice President
                                                 -------------------------------



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                            CONSENT OF ESCROW COMPANY

                  The undersigned Escrow Company agrees to (i) accept the foregoing Agreement, (ii) be Escrow Holder under the Agreement, and (iii) be bound by the Agreement in the performance of its duties as Escrow Holder; however, the undersigned will have no obligations, liability or responsibility under (a) this consent or otherwise, unless and until the Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to the Agreement unless and until the amendment is accepted by the undersigned in writing.


Dated:  March 6, 1998


                                       CHICAGO TITLE INSURANCE COMPANY


                                       By: /s/ NICOLE CARR
                                          --------------------------------------
                                               Authorized Agent


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                                    EXHIBIT A



                        LEGAL DESCRIPTION OF THE PROPERTY


                                  DESCRIPTION

CITY OF SAN FRANCISCO

PARCEL ONE:

BEGINNING AT THE POINT FORMED BY THE INTERSECTION OF THE SOUTHERLY LINE OF BUSH STREET WITH THE WESTERLY LINE OF SANSOME STREET; RUNNING THENCE SOUTHERLY ALONG SAID LINE OF SANSOME STREET, 137 FEET AND 6 INCHES; THENCE AT A RIGHT ANGLE WESTERLY, 206 FEET AND 3 INCHES; THENCE AT A RIGHT ANGLE NORTHERLY, 137 FEET AND 6 INCHES TO THE SOUTHERLY LINE OF BUSH STREET; THENCE AT A RIGHT ANGLE EASTERLY ALONG SAID LINE OF BUSH STREET, 206 FEET AND 3 INCHES TO THE POINT OF BEGINNING.

BEING A PORTION OF 50 VARA BLOCK NO. 56.

PARCEL TWO:

BEGINNING AT A POINT ON THE SOUTHERLY LINE OF BUSH STREET, DISTANT THEREON 206 FEET AND 3 INCHES WESTERLY FROM THE WESTERLY LINE OF SANSOME STREET; RUNNING THENCE WESTERLY ALONG SAID LINE OF BUSH STREET, 68 FEET AND 9 INCHES; THENCE AT A RIGHT ANGLE EASTERLY, 68 FEET AND 9 INCHES; THENCE AT A RIGHT ANGLE NORTHERLY, 137 FEET AND 6 INCHES TO THE POINT OF BEGINNING.

BEING A PORTION OF 50 VARA BLOCK NO. 56.

PARCEL THREE:

BEGINNING AT A POINT WHICH IS PERPENDICULARLY DISTANT 245 FEET WESTERLY FROM THE WESTERLY LINE OF SANSOME STREET AND PERPENDICULARLY DISTANT 154 FEET SOUTHERLY FROM THE SOUTHERLY LINE OF BUSH STREET; RUNNING THENCE NORTHERLY AND PARALLEL WITH THE WESTERLY LINE OF SANSOME STREET, 16 FEET AND 6 INCHES; THENCE AT A RIGHT ANGLE WESTERLY, 30 FEET; THENCE AT A RIGHT ANGLE SOUTHERLY, 16 FEET AND 6 INCHES; THENCE AT A RIGHT ANGLE EASTERLY, 30 FEET TO THE POINT OF BEGINNING.

BEING A PORTION OF 50 VARA BLOCK NO. 56.

PARCEL FOUR:

AN EXCLUSIVE EASEMENT, APPURTENANT TO PARCELS ONE, TWO AND THREE ABOVE, AS MORE PARTICULARLY DESCRIBED IN THE DEED RECORDED DECEMBER 18, 1973, IN BOOK B835, PAGE 939, OFFICIAL RECORDS, INSTRUMENT NO. W-38605, AFFECTING THE FOLLOWING DESCRIBED REAL PROPERTY.

BEGINNING AT A POINT ON THE SOUTHERLY LINE OF BUSH STREET, DISTANT THEREON 275 FEET WESTERLY FROM THE POINT OF INTERSECTION OF SAID SOUTHERLY LINE OF BUSH STREET AND THE WESTERLY LINE OF SANSOME STREET; RUNNING THENCE WESTERLY ALONG SAID SOUTHERLY LINE OF BUSH STREET, 25 FEET; THENCE AT A RIGHT ANGLE SOUTHERLY, 154 FEET TO A POINT PERPENDICULARLY DISTANT 121 FEET, MORE OR LESS, FROM THE NORTHERLY LINE OF SUTTER STREET; THENCE AT A RIGHT ANGLE EASTERLY, 25 FEET; THENCE AT A RIGHT ANGLE NORTHERLY, 154 FEET TO SAID SOUTHERLY LINE OF BUSH STREET AND THE POINT OF BEGINNING.

BEING A PORTION OF 50 VARA BLOCK NO. 56.

PARCEL FIVE:

AN EASEMENT APPURTENANT TO PARCELS ONE, TWO AND THREE FOR A TERM OF 50 YEARS BEGINNING JANUARY 1, 1975 AND ENDING DECEMBER 31, 2024, HEREINAFTER OVER AND ACROSS THOSE PORTIONS OF THE NEXT DESCRIBED PARCELS IN PARAGRAPHS A) AND B) WHICH ARE MORE THAN 53' IN ELEVATION ABOVE THE TOP OF THE EXISTING SIDEWALK IN SANSOME STREET AT THE JUNCTION OF SAID SIDEWALK AND THE NEXT HEREINAFTER DESCRIBED PROPERTY FOR THE PURPOSES OF RECEIVING AND ENJOYING LIGHT AND AIR AND OTHER PURPOSES AS SET FORTH IN THE DOCUMENT RECORDED APRIL 5, 1976, IN BOOK C149, PAGE 924, TO WIT:

A) COMMENCING AT A POINT ON THE WESTERLY LINE OF SANSOME STREET ONE HUNDRED THIRTY-SEVEN FEET SIX INCHES (137'6") NORTH OF THE POINT OF INTERSECTION BETWEEN THE WESTERLY LINE OF SANSOME STREET AND THE NORTHERLY LINE OF SUTTER STREET, RUNNING THENCE WESTERLY ONE HUNDRED TWENTY-TWO FEET NINE INCHES (122'9) THENCE AT RIGHT ANGLES SOUTHERLY TWENTY FEET (20') THENCE AT RIGHT ANGLES EASTERLY ONE HUNDRED TWENTY-TWO FEET NINE INCHES (122'9") TO THE WESTERLY LINE OF SANSOME STREET, AND THENCE AT RIGHT ANGLES NORTHERLY TWENTY FEET (20') TO THE POINT OF COMMENCEMENT.

BEING A PORTION OF 50 VARA BLOCK NO. 56.

B) COMMENCING AT A POINT ONE HUNDRED TWENTY-TWO FEET NINE INCHES (122'9") DUE WEST OF A POINT ON THE WESTERLY LINE OF SANSOME STREET ONE HUNDRED THIRTY-SEVEN FEET SIX INCHES (137'6") NORTH OF THE POINT OF INTERSECTION BETWEEN THE WESTERLY LINE OF SANSOME STREET AND THE NORTHERLY LINE OF SUTTER STREET, RUNNING THENCE WESTERLY ONE HUNDRED TWENTY-TWO FEET THREE INCHES (122'3"), THENCE AT RIGHT ANGLES SOUTHERLY TWENTY FEET (20'), THENCE AT RIGHT ANGLES EASTERLY ONE HUNDRED TWENTY-TWO FEET THREE INCHES (122'3") AND THENCE AT RIGHT ANGLES NORTHERLY TWENTY FEET (20') TO THE POINT OF COMMENCEMENT.

         BEING A PORTION OF 50 VARA BLOCK NO. 56.

         LOST 001, BLOCK 0289 (AFFECTS PARCEL ONE)
         LOST 007, BLOCK 0289 (AFFECTS PARCELS TWO AND THREE)

The following exhibits have been omitted but are available to the Commission upon request:


Exhibit B         FORM OF DEED

Exhibit C         FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES AND RENTS

Exhibit D         EXCEPTIONS TO PERSONAL PROPERTY CONVEYED

Exhibit E         FORM OF BILL OF SALE

Exhibit F         FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS,
                  INTANGIBLE PROPERTY, WARRANTIES AND GUARANTEES

Exhibit G         TENANT ESTOPPEL FORM

Exhibit H         FORM OF NON-FOREIGN CERTIFICATE

Exhibit I         LIST OF ASSIGNED CONTRACTS AND SHORT
                  TERMINATION CONTRACTS

Exhibit J         TENANT IMPROVEMENT ALLOWANCES LEASING COMMISSIONS,
                  AND OTHER CONCESSIONS PAYABLE BY BUYER
                  ON NEW LEASES

Exhibit K         TENANT IMPROVEMENT ALLOWANCES LEASING COMMISSIONS,
                  AND OTHER CONCESSIONS PAYABLE BY BUYER
                  ON EXISTING LEASES

Exhibit L         SCHEDULE OF DUE DILIGENCE MATERIALS

Exhibit M         RENT ROLL

Exhibit N         FORM OF NOTICE LETTERS